EXHIBIT 1

EURO DISNEY S.C.A. Group

First Half 2006 Results Announcement

SUMMARY CONSOLIDATED BALANCE SHEETS

		September 2005
(€ in millions, unaudited)	March 2006	Pro Forma IFRS

Non-current Assets
Property, plant and equipment	2,263.0	2,287.3
Investment property	43.4	43.4
Intangible assets	55.9	55.6
Financial assets	10.8	10.7
Other	15.8	16.3
	2,388.9	2,413.3

Current Assets
Inventories	41.8	39.2
Trade and other receivable	129.3	146.0
Cash and short-term investments	199.9	290.5
Other	6.4	8.9
	377.4	484.6

Total Assets	2,766.3	2,897.9

Shareholders’ Equity (Deficit)
Share capital	39.0	39.0
Share premium	1,628.3	1,628.3
Accumulated deficit	(1,392.3)	(1,308.7)
Other	3.9	0.1
Sub-Total	278.9	358.7

Minority Interests	100.4	117.4

Total Equity	379.3	476.1

Non-current Liabilities
Provisions for other liabilities	12.2	11.6
Borrowings	1,939.1	1,890.0
Deferred revenues	41.0	41.6
Other	55.2	53.9
	2,047.5	1,997.1

Current Liabilities
Accounts payable and accrued liabilities	277.7	374.2
Borrowings	0.7	0.5
Deferred revenues	61.1	50.0
	339.5	424.7

Total Shareholders’ Equity and Liabilities	2,766.3	2,897.9